.Media Contact: Phil Wallis ph: (321) 363-5113	IR Contact: Ed Job, CFA ph: (646)213-1914
Or pjwallis@newgenerationbiofuels.com	Or ed,job@ccgir.com
Rob Schatz ph: (212) 370-4500
Or:Rob@wolfeaxelrod.com

New Generation Biofuels Receives NASDAQ Notice of Noncompliance with Continued Listing Requirements

LAKE MARY, Florida – August 28, 2009 – Renewable fuels provider New Generation Biofuels Holdings, Inc. (NasdaqCM: NGBF) today announced that on August 26, 2009, it received a letter from the Nasdaq Stock Market (“Nasdaq”) staff indicating that, based on the Company’s stockholders equity as reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, the Company is no longer in compliance with the $2.5 million minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market under Listing Rule 5550(b)(1). As of June 30, 2009, the Company’s stockholders’ equity was approximately $0.6 million. This notification has no immediate effect on the listing or trading of the Company’s common stock on The Nasdaq Capital Market.

As provided in the Nasdaq’s rules, the Company has until September 10, 2009 to provide Nasdaq with a plan to regain compliance with the continued listing requirements, and we intend to submit such a plan before the deadline. If Nasdaq accepts the Company’s plan, of which there can be no assurance, Nasdaq may grant the Company up to 105 days from August 26, 2009 to achieve and sustain compliance.

If Nasdaq determines that the Company’s plan is not sufficient, it will provide written notice that the Company’s common stock would be subject to delisting from The Nasdaq Capital Market. At such time, the Company may request a hearing before a Nasdaq Listing Qualifications Panel. In such an event, the Company’s common stock would remain listed on The Nasdaq Capital Market pending a final determination by the panel.

About New Generation Biofuels, Holdings, Inc.

New Generation Biofuels is a renewable fuels provider. New Generation Biofuels holds an exclusive license for North America, Central America and the Caribbean to commercialize proprietary technology to manufacture alternative biofuels from vegetable oils and animal fats that it markets as a new class of biofuel for power generation, commercial and industrial heating and marine use.  The Company believes that its proprietary biofuel can provide a lower cost, renewable alternative energy source with significantly lower emissions than traditional fuels. New Generation Biofuels’ business model calls for establishing direct sales from manufacturing plants that it may purchase or build and sublicensing its technology to qualified licensees.

Forward Looking Statements

This news release contains forward-looking statements. These forward-looking statements concern our operations, prospects, plans, economic performance and financial condition and are based largely on our current beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. The risks and uncertainties related to our business include all the risks attendant an emerging business in the volatile energy industry, including, without limitation, the risks set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in subsequent filings with the Securities and Exchange Commission.